PROSPECTUS SUPPLEMENT To Prospectus Dated December 15, 2025	Filed pursuant to Rule 424(b)(3) Under the Securities Act of 1933 in connection with Registration Statement No. 333-291262

SRx HEALTH SOLUTIONS, INC.

Up to 2,506,893,959 Shares of Common Stock

Offered by the Selling Stockholder

This prospectus supplement updates and supplements the information contained in the prospectus dated December 15, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-291262), as amended, with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on February 12, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale, from time to time, which may be offered by Keystone Capital Partners, LLC (“Keystone”, “Keystone Capital Partners” or the “Selling Stockholder”), or their pledgees, donees, transferees, or other successors in interest, of up to 2,506,893,959 shares of common stock, par value $0.0001 per share (the “Common Stock”), of SRx Health Solutions, Inc., a Delaware corporation (“we,” “our,” the “Company”). The shares of Common Stock being offered by the Selling Stockholder are outstanding or issuable pursuant to the Common Share Purchase Agreement dated July 7, 2025 by and among the Company and the Selling Stockholder, as amended on October 28, 2025 (the “ELOC Purchase Agreement”). See “The Keystone Capital Transaction” for a description of the Purchase Agreement. We may elect, in our sole discretion, to issue and sell such 2,506,893,959 shares of Common Stock (the “Keystone Purchase Shares”) to Keystone, from time to time from and after the Keystone Commencement Date (as defined below) under the ELOC Purchase Agreement. Please refer to “Selling Stockholder” beginning on page 70. Such registration does not mean that Keystone will actually offer or sell any of these shares of Common Stock. We will not receive any proceeds from the sales of the above shares of Common Stock by the Selling Stockholder; however, we will receive proceeds under the Purchase Agreement if we sell shares of Common Stock to the Selling Stockholder.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the NYSE American under the symbol “SRXH”. On February 12, 2026, the closing price of our Common Stock was $0.1540 per share.

We are a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements for so long as we remain a smaller reporting company.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of this prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 13, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2026

SRx Health Solutions, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-40477	83-4284557
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 US Highway 1

North Palm Beach, Florida 33408

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code): (212) 896-1254

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value share	SRXH	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On February 9, 2026, SRx Health Solutions, Inc., a Delaware corporation (the “Company”), gave notice to all of the holders of its Series A Convertible Preferred Stock (the “Preferred Stock”) of the Company’s intent to redeem  all of the issued and outstanding shares of Preferred Stock pursuant to Section 9 of the Preferred Stock Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware on October 27, 2025. On February 11, 2026, the Company redeemed 17,418 shares of Preferred Stock, representing all of the issued and outstanding shares of Preferred Stock, for an aggregate redemption price of approximately $21,772,500.00.

A press release announcing the Company’s redemption of the Preferred Stock was published on February 11, 2026 and is attached to this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibits	Description
99.1	Press Release, dated February 11, 2026.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRx Health Solutions, Inc.

By:	/s/ Carolina Martinez
Name:	Carolina Martinez
Title:	Chief Financial Officer

February 11, 2026

Exhibit 99.1

FOR IMMEDIATE RELEASE

SRx Health Solutions Redeems Series A Preferred Stock and Cancels Approximately 125,000,000 Shares of Common Stock, Improving Balance Sheet Flexibility for Investment in M&A or Return of Capital to Shareholders

NORTH PALM BEACH, FL — February 11, 2026 — SRx Health Solutions, Inc. (NYSE American: SRXH) (the “Company”) today announced that it has redeemed 17,500 shares of its Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock, representing approximately 125,000,000 shares of common stock on an as-converted basis. On October 31, 2025 the Company issued and sold in a private placement 19,035 shares of the Series A Preferred Stock for aggregate proceeds of approximately $15.23 million.

The Company expects to file its Form 10-Q with the SEC for its fiscal first quarter for the period ended December 31, 2025 on Friday, February 13, 2026.

Michael Young, Board Member of SRx Health, commented, “The retirement of the preferred and cancellation of approximately 125,000,000 shares of common stock allows for further flexibility of our capital structure for additional investments in the future.”

SRXH does not have immediate plans for M&A as of the date of this release that has not been already disclosed, but will continue to evaluate opportunities from time to time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “intend,” “aim,” “plan,” “may,” “could,” “target,” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to, the ability to complete the proposed transaction, shareholder approvals, market conditions, regulatory considerations, and other risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them, except as required by law.

Company Contact

SRx Health Solutions, Inc.
Kent Cunningham, Chief Executive Officer

Investor Relations Contact

KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
valter@kcsa.com

Media Contact

KCSA Strategic Communications
Kristin Cwalinski, Senior Vice President

EMJX@KCSA.com